UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2013

CRAY INC.

(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Fifth Avenue, Suite 1000 Seattle, WA	98164
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 701-2000

Registrant’s facsimile number, including area code: (206) 701-2500

None

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2013, the Board of Directors of Cray Inc. (“Cray”) elected Dr. Prithviraj Banerjee as a director of Cray, effective as of May 1, 2013. At the time of his election to the Board of Directors, Dr. Banerjee was also appointed as a member and the chairperson of Cray’s Strategic Technology Assessment Committee, effective as of May 1, 2013. Dr. Banerjee has also been nominated for reelection at Cray’s 2013 annual meeting of shareholders.

As an independent director of Cray, Dr. Banerjee will receive compensation as a non-employee director in accordance with Cray’s non-employee director compensation practices. This compensation consists of annual retainers for his service on the Board of Directors and the Strategic Technology Assessment Committee in the amounts of $40,000 and $5,000, respectively, and a $5,000 retainer for his service as the chairperson of the Strategic Technology Assessment Committee. Additionally, Dr. Banerjee will be granted a fully vested option to purchase 20,000 shares of Cray’s common stock, with an exercise price equal to the fair market value of Cray’s common stock on the date of the grant. In addition, Cray will enter into an indemnification agreement with Dr. Banerjee in the same form as previously entered into by Cray with its other non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 1, 2013	CRAY INC.

	By:	/s/ MICHAEL C. PIRAINO
Michael C. Piraino Vice President Administration, General Counsel and Corporate Secretary